Marathon Petroleum Corp. Announces Appointment of New Director and
Provides Update on Strategic Initiatives

FINDLAY, Ohio, Dec. 16, 2019 – Marathon Petroleum Corp. (NYSE: MPC) today announced that it has entered into an agreement with Elliott Management and will appoint Jonathan Z. Cohen to the company’s board of directors, effective Dec. 16, 2019. Mr. Cohen will fill the seat of retiring executive and board member Greg Goff.

Cohen brings broad industry and financial experience to the board, including as a founder and executive of multiple energy-related businesses in the exploration and production, and midstream sectors. Among others, he was co-founder and vice chairman of Atlas Energy, Inc.; co-founder of Atlas Pipeline Partners, LP; and co-founder of the general partner of Arc Logistics Partners LP. Mr. Cohen currently serves as chairman of the board of directors of Falcon Minerals Corporation and previously served on the board of directors of Energen Corp. He received his Bachelor of Arts degree from the University of Pennsylvania and his Juris Doctor from American University School of Law.

“We are pleased to welcome Jonathan to the MPC board,” said Gary R. Heminger, MPC chairman and chief executive officer. Cohen joins the board with valuable executive leadership experience in the energy and natural resources industry. “We look forward to his contributions as we continue executing on our strategic initiatives,” said Heminger.

Mr. Cohen will serve on the special committee of the MPC board charged with evaluating options for the midstream business, as well as the special committee of the MPC board charged with overseeing the MPC CEO search process, which continues to progress.

Elliott’s Senior Portfolio Manager John Pike and Associate Portfolio Manager Phillip Zeigler commented on Mr. Cohen’s appointment to the board: “We believe Jonathan will be a positive addition to the MPC board and the special committees given his extensive energy experience and financial expertise. We look forward to the continued progress of the company’s ongoing strategic initiatives and think Jonathan will add a valuable perspective to those efforts.”

Additionally, MPC announced today its agreement to the addition of an independent advisor to serve in a non-voting capacity as advisor to the special committee of the MPC board evaluating midstream options. The MPC board expects to provide an update on the work of the special midstream committee in the first quarter of 2020.

As announced on Oct. 31, 2019, MPC intends to separate Speedway into an independent, publicly traded company, creating the largest U.S. listed convenience store operator. In an update, MPC today announced that work on the separation is progressing well and the company is targeting early fourth quarter 2020 for completion of the transaction, subject to customary closing conditions and regulatory approvals.

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About Marathon Petroleum Corporation

Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation's largest refining system with more than 3 million barrels per day of crude oil capacity across 16 refineries. MPC's marketing system includes branded locations across the United States, including Marathon brand retail outlets. Speedway LLC, an MPC subsidiary, owns and operates retail convenience stores across the United States. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company which owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

Investor Relations Contacts: (419) 421-2071
Kristina Kazarian, Vice President, Investor Relations
Taryn Erie, Manager, Investor Relations
Doug Wendt, Manager, Investor Relations

Media Contacts:
Hamish Banks, Vice President, Corporate Communications (419) 421-2521
Jamal Kheiry, Manager, Corporate Communications (419) 421-3312

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (MPC). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations, strategy and value creation plans of MPC. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as "anticipate," "believe," "commitment," "could," "design," "estimate," "expect," "forecast," "goal," "guidance," "imply," "intend," "may," "objective," "opportunity," "outlook," "plan," "policy," "position," "potential," "predict," "priority," "progress," "project," "proposition," "prospective," "pursue," "seek," "should," "strategy," "target," "would," "will" or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company's control and are difficult to predict. Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include but are not limited to: with respect to the planned Speedway separation, the ability to successfully complete the separation within the expected timeframe or at all, based on numerous factors including the macroeconomic environment, credit markets and equity markets, our ability to satisfy customary conditions, and the ability to achieve the strategic and other objectives discussed herein; with respect to the midstream review, our ability to achieve the strategic and other objectives related to the strategic review discussed herein; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2018, and in Forms 10-Q, filed with the SEC. Copies of MPC's Form 10-K and Forms 10-Q are available on the SEC website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.
We have based our forward-looking statements on our current expectations, estimates and projections about our business and industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.